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                                  Exhibit 11.1

                               RESOUND CORPORATION

             STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (in thousands except per share data)


                                                           Three months ended           Nine months ended
                                                      ----------------------------  ---------------------------
                                                      September 30,  September 30,  September 30,  September 30,
                                                          1997           1996           1997           1996
                                                          ----           ----           ----           ----
Net income (loss) applicable to common shareholders     $(13,370)      $ 1,066        $(15,913)      $ 2,183
                                                        ========       =======        ========       =======

Average common shares outstanding (1)................     19,441        19,336          19,391        16,977
Net effect of dilutive stock options (based on
treasury stock method) ..............................         --           145              --           489
                                                        --------       -------        --------       -------
Total shares for primary and fully diluted net
income per share (2) ................................     19,441        19,481          19,391        17,466
                                                        ========       =======        ========       =======

Net income (loss) per share..........................   $  (0.69)      $  0.06        $  (0.82)      $ 0.13
                                                        ========       =======        ========       =======


Notes:

(1) Actual shares issued and outstanding were 19,498,908 and 19,360,472 as of September 30, 1997 and 1996, respectively.

(2) Fully diluted amounts do not differ materially.



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